EXHIBIT I



                                A G R E E M E N T

     This Agreement, made this 18th day of June, 1999, by and between James Sheridan, a resident of New Jersey, hereafter called "James"; Sheridan Printing, a New Jersey corporation, hereafter called "Sheridan"; Ron Knigge, a resident of New Jersey, hereafter called "Knigge"; John Rose, a resident of New Jersey, hereafter called "Rose"; Rose Investments Corp., a New Jersey corporation, hereafter called "Investments;" West Worldwide Industries, Inc., a Florida corporation, hereafter called "West"; Platronics, Inc., a New Jersey corporation, hereafter called "Platronics" and West Worldwide Venture Capital, Inc., a Florida corporation, hereafter called "Venture."

     WHEREAS,   James  has  certain   management,   operational  and  investment
expertise;

     WHEREAS, Sheridan currently holds 662,000 shares of Platronics common stock;

     WHEREAS, Knigge is the President of Platronics;

     WHEREAS, Rose has certain business management expertise and financial resources;

     WHEREAS, Investments has been funded by Rose to have a capability by Rose and others to make certain investments;

     WHEREAS, West has certain business management and investment banking expertise; and

     WHEREAS, Venture has certain expertise in investments and acquisitions.

     NOW, in consideration of the covenants, promises and representations of the parties hereto, the parties do herefore agree.

                               Page 1 of 18 Pages
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1.   FILING OF 13-D FILING WITH THE SECURITIES EXCHANGE  COMMISSION.  As soon as practicable, but in no event more than ten days after the completion of this transaction, the appropriate parties shall cause to be filed with the Securities and Exchange Commission a 13-D Filing indicating the shares issued pursuant to this agreement and other such relevant information as may be required.

2. MANAGEMENT. As described below, Rose, Knigge and Sheridan are the total decision makers and have total control over management of Platronics.

3. ESCROW. All of documents and purchase price payments shall be held in escrow by the law firm of Sills Cummis et al. pending completion of the following to the sole satisfaction of Investments and Venture:

     (a) receipt of either approval of the transactions contemplated hereby by the New Jersey Department of Environmental Protection ("DEP") or the issuance by the DEP of a Letter of Nonapplicability with respect to such transaction;

     (b) receipt of a Phase I environmental audit with respect to all real property owned or leased by Platronics;

     (c)  receipt of lien and judgment searches with respect to Platronics;

     (d) receipt of a certification from Platronics, Sheridan and Knigge that no representation or warranty made by any of the foregoing is false or misleading in any material respect; and

     (e) amendment of the bylaws of Platronics to provide that directors on the Board of Directors of Platronics need not be shareholders of the company and that the number of directors on the Board shall be between three and seven.

                               Page 2 of 18 Pages
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     If Investments  and Ventures do not receive the prior items by September 1,
     1999,  they may terminate  this  agreement by written notice to Platronics,
     James,   Sheridan  and  Knigge.   Notwithstanding  the  above  escrow,  all
     management, marketing and administrative provisions of this agreement shall be effective immediately.

4. CHOICE OF COUNSEL. The Board of Directors shall, subject to the recommendation of West which shall not be unreasonably rejected. West shall interact with such attorneys on all relevant and related business matters as a function of West's consulting agreement with Platronics.

5. INVESTMENTS AND VENTURE PURCHASE OF SHERIDAN'S SHARES. Investments and Venture shall each purchase one-quarter of the 662,000 shares of common stock of Platronics owned by Sheridan (165,500 shares each) at a purchase price of $1.25 per share, subject to the below terms and conditions.

6. TERMS AND CONDITIONS OF THE PURCHASE OF SHERIDAN'S SHARES BY INVESTMENTS AND VENTURE. At closing, Sheridan shall receive $50,000.00 in good federal funds from each of Investments and West and a Promissory Note from each of Investments and West for the balance of the purchase price of such purchaser, as described above. Principal due under each Promissory Note shall bear simple interest at the rate of six percent (6%) per annum. Each Promissory Note shall provide for no payments of interest or principal for the first four months and payment of interest only for the next four months. Thereafter for the next 40 months, there will be an amortization payment of $2,500 per month, with the final payment due the month thereafter for all outstanding principal and interest as described above. Payments shall be due by the tenth day of the applicable month.


                               Page 3 of 18 Pages
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7.   SHERIDAN'S  REPRESENTATION  OF ITS COST BASIS ON THE PURCHASE OF PLATRONICS
     SHARES. Sheridan represents that its arithmetic weighted purchase price for Platronics shares sold by it pursuant hereto is $1.25 and that such shares are being sold to Investments and Venture without profit or the creation of an obligation to make capital gains tax payments on the part of Sheridan or James.

8. REGISTERED SHARES ISSUED BY SHERIDAN. Sheridan represents that the shares sold by it pursuant hereto are registered and fully tradeable on the Nasdaq bulletin board. Such shares, however, shall be subject to the provisions of Rule 144.

9. OPTIONS AND WARRANTS. In addition to the purchase of Sheridan's shares, as described above, Sheridan hereby grants to each of Investments and Venture a fully exercisable option to purchase up to 40,000 shares of the common stock of Platronics owned by Sheridan at an exercise price or $1.25 per share. This option shall continue in effect until January 1, 2002. Additionally, at the closing Platronics shall issue to each of Investments and Ventures a warrant to purchase an additional 40,000 shares of Platronics common stock at a purchase price of $1.25 per share. This warrant shall continue in effect until January 1, 2002. Such warrant shall be on the Company's standard form of warrant.

10. WEST CONSULTING AGREEMENT. As a material consideration hereto, West shall be granted a two-year consulting contract at $5,000 per month. In addition, West shall receive 5 percent of the pretax profits of Platronics as earned annually, beginning with fiscal year 2000. This consulting agreement shall include provisions of a previous consulting agreement which provided West with an exclusive investment banking agreement granting West 5 percent on all acquisitions, mergers, consolidations and financing secured by Platronics regardless of the source of such acquisitions, mergers, consolidations or financing. A copy of such consulting agreement is attached hereto as Exhibit A.

                               Page 4 of 18 Pages

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11.  LEGAL FEES.  Platronics shall be responsible for all legal fees incurred by it as a direct function of this agreement.

12. REGISTRATION OF CERTAIN SHARES. Platronics shall cause to be filed with the Securities and Exchange Commission an effective registration statement with respect to all shares to be issued to West and other mergers advisers as described herein, and on any other shares that must be registered pursuant to this Agreement, as well as a shelf registration of shares for Platronics' acquisition program.

13. BUSINESS PHILOSOPHY. The parties agree that the business philosophy of Platronics shall be to acquire product and related plating companies who may take advantage of Platronics' physical facility and accordingly increase sales and gross margin.

     The parties intend to acquire companies through a combination of cash, common and preferred stock and notes.

     The parties also recognize that the gross margin of Platronics may be materially increased through a combination of automation and more effective price negotiations.

14. MARKETING PHILOSOPHY. The parties agree that an aggressive direct marketing campaign is required in order to create additional Platronics' customers largely within a 250 mile radius of Platronics headquarters in Linden, New Jersey.

15. FINANCIAL CONTROLS. The parties agree that Rose and West shall play a material role in the establishment and maintaining of financial control including but not limited to purchase orders, payments, entering into material contracts, hiring of personnel, capital equipment acquisitions, and all other financial decisions which will impact on the profits and cash flow of Platronics. It is understood and agreed that West is acting in a consulting capacity and reports directly to the Board of Directors of Platronics and Platronics' management.

                               Page 5 of 18 Pages

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16.  MATERIAL CONTRACTS.  Platronics,  Sheridan,  James and Knigge represent and warrant, to the best of their knowledge, other than those listed and exhibited in Schedule 1, Platronics has no material contracts. Those contracts, as exhibited in Schedule 1, are all contracts outstanding at Platronics or pending or contemplated at this time.

17. NO EMPLOYMENT AGREEMENTS. James, Sheridan, Knigge and Platronics represent and warrant that, to the best of their knowledge, Platronics has no employment contracts and that all employees are "at will" employees, except for the contract with Knigge which is included in Schedule 1.

18. NO ENVIRONMENTAL DIFFICULTIES PROBLEMS, PENDING OR THREATENED LITIGATION OR OUTSTANDING DEFICIENCIES. Platronics, Knigge, Sheridan and James represent and warrant that, to the best of their knowledge, there are no environmental deficiencies, litigation or problems. Sheridan and Knigge jointly and severally agree to indemnify Platronics for any such environmental difficulties if ascertained by the environmental study described above. Knigge represents and warrants that attached hereto as Exhibit B is a true and correct copy of an environmental study conducted with respect to Platronics and that there have been no material environmental changes since the issuance of such report.

19. NO SECURITY AND EXCHANGE COMMISSION VIOLATIONS. Platronics, Knigge, Sheridan and James represent and warrant that, to the best of their knowledge, there are no security violations, investigation, formal or informal, or any deficiencies whatsoever at Platronics.

                               Page 6 of 18 Pages


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20.  FINANCIAL REPRESENTATIONS. Sheridan, Knigge, James and Platronics represent and warrant that, to the best of their knowledge, attached hereto (See Exhibit C) are the aging of Accounts Payable, Accounts Receivable, Payroll Register, current Financial Statement and Statement of Income and that these documents truly and accurately represent the financial condition of Platronics.

21. CONFORMITY TO ALL STATE, FEDERAL AND LOCAL REGULATIONS AND STATUTES. Sheridan, Knigge, James and Platronics represent and warrant that, to the best of their knowledge, Platronics is in conformity with all state, federal and local regulations and statutes and is not the subject of any informal or formal investigations, audits or reviews.

22. CORPORATION IN GOOD STANDING. Knigge, Sheridan, James and Platronics represent and warrant that, to the best of their knowledge, Platronics is a duly incorporated New Jersey corporation, current on all federal state and local taxes.

23. OWNERSHIP OF SECURITIES. Sheridan hereby represents and warrants that, immediately prior to consummation of the transactions contemplated by this agreement, he owns 662,000 shares of common stock of Platronics, free and clear of any and all liens, security interests or encumbrances of any nature whatsoever.

24. NO LITIGATION. Knigge, Sheridan, James and Platronics represent and warrant that, to the best of their knowledge, Platronics is not the subject of any actual, pending or threatened litigation, except as listed on
     Schedule 2 hereto.

25. EFFICIENCY AND MERCHANTABILITY OF EQUIPMENT, COMPUTERS AND RELATED FACILITIES. Knigge, Sheridan, James and Platronics represent and warrant that, to the best of their knowledge, all computer systems, telephone systems and plant equipment are fully functioning and operational and fit for the purposes as required by Platronics. Nothing contained herein shall be deemed to be mean that Platronics does not contemplate additional automation of its plan, but that however the current facility and its related equipment, computers and telephone system are at this time fully functional.

                               Page 7 of 18 Pages


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26.  YEAR 2000 READINESS.  Platronics, Knigge, Sheridan, and James represent and warrant that, to the best of their knowledge, Platronics is fully prepared and functional for all computer, telephone and related systems Year 2000 adjustment that shall be required.

27. NO UNION DIFFICULTIES, LITIGATION OR PROBLEMS. Knigge, Sheridan, James and Platronics represent and warrant that, to the best of their knowledge, Platronics is not the subject of any union litigation, complaints, negotiations pending or possible work actions or strikes and maintains satisfactory relationships with its union except as set forth on Schedule
     2. Knigge, Sheridan, James and Platronics represent that, to the best of their knowledge, the union negotiations now being conducted are such that there will be no increase in the cost of labor during the 12-month period of June 1999 through June 2000. (See Exhibit D, copy of Union contract). Knigge, Sheridan, James and Platronics represent that there are no union pensions obligations accrued or actual whatsoever.

28. ACCURACY OF 10K AND 10Q FILINGS. Sheridan, Platronics, James and Knigge represent and warrant that Platronics'10Q and 10K Filings as attached hereto (See Exhibit E and F), truly represent Platronics' business and financial position.

29. Subordination of Obligations Now Due Sheridan. As a consideration of this agreement, Sheridan hereby subordinates $295,472.88 of the outstanding indebtedness (the "Subordinated Debt") due to Sheridan from Platronics (which total amount equals $315,472.88 as of the date hereof and which Sheridan represents and warrants is not evidenced by any financial instrument), to all unaffiliated third-party lenders of Platronics, and agrees to recast that Subordinated Debt into a 7-year term note with no interest or amortization for the balance of 1999, with interest and amortization to commence on January 1, 2000 and to recast the remaining $20,000 in indebtedness into a demand note on such terms and conditions as is agreed upon in good faith by the parties. Sheridan agrees to execute all subordination documents requested by all such lenders in connection with the Subordinated Debt.

                               Page 8 of 18 Pages

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30.  RETURN OF COMMON STOCK TO SHERIDAN.  If in the sole reasonable  judgment of
     Investments and Venture, Platronics does not achieve reasonable levels of profitability by the end of each fiscal quarter through the fourth quarter of 2000, then Investments and Venture may each at its option return the common stock and warrants purchased from Sheridan and Platronics pursuant hereto and in return Sheridan shall return the purchase price payments previously paid pursuant hereto and Sheridan and Platronics shall cancel all further financial obligations due to Sheridan and Platronics pursuant hereto, including the Promissory Note payments as described above

31.  INTENTIONALLY OMITTED.

32. BOARD OF DIRECTORS OF PLATRONICS. The parties hereto shall cause a slate of three individuals to become the Directors of Platronics. These directors shall be James, Rose and Knigge. No other parties shall be nominated or serve on the Board of Directors without the express approval of all three directors to be nominated, as described above. Board of Director fees (in a reasonable amount to be determined by the Board of Directors, subject to the recommendation of West, which recommendation shall not be unreasonably rejected) shall be paid to those directors on the Board of Directors.

                               Page 9 of 18 Pages

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33.  THE ACQUISITION OF DIRECTOR  AND  OFFICER  LIABILITY  INSURANCE.    Knigge,
     James,  Sheridan  and  Platronics  represent  that  Platronics  has changed
     Director  and  Officer   Liability   Insurance   into  a  form   reasonably
     satisfactory to them, a copy of which is attached hereto (See Exhibit G). In addition hereto, Platronics shall use its best efforts to ensure Mark Sapperstein, officer of Venture, Rose and Steve West, as a portion of this Agreement, is indemnified and saved harmless by Platronics for any litigation expenses incurred as a direct or indirect connection with his
     responsibilities   at   Platronics,   except  to  the   extent   caused  by
     Sapperstein's gross negligence or wilful misconduct.

34. THE CREATION OF PREFERRED STOCK FOR PLATRONICS. In order to facilitate the acquisition process, the parties shall cause to be created, when needed, a class of Preferred Stock which shall be utilized for acquisitions and the securing of venture capital.

35. THE SECURING OF LINES OF CREDIT. West shall use its best efforts to secure a line of credit for Platronics of not less than $500,000 from a satisfactory asset-based lender. Such financing shall be secured by the inventory, accounts receivable and equipment of Platronics.

36. THE SECURING OF ADDITIONAL EQUITY AND DEBT CAPITAL. West shall use its best efforts to obtain additional equity and debt capital, including but not limited to the aforementioned 506 private placement. The parties further agree that pursuant and subject to Rule 144, the parties shall sell such shares as shall be required to obtain either a capital gain for the company or necessary working capital.


                               Page 10 of 18 Pages
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37.  KEY DECISIONS.   To  the  extent  permitted  by  law,  other than described herein, the parties agree that all decisions involving $10,000 or greater other than the purchase of inventory in the ordinary course of business must be approved by James, Knigge and Rose. Such approval shall not be unreasonably withheld. James, therefore, will maintain total control of the company through this process and the other agreements as contained herein.

38.  NOTICES PURSUANT TO THIS AGREEMENT.

James Sheridan                                         1425 Third Avenue
                                                       Alpha, New Jersey 08865

Sheridan Printing                                      1425 Third Avenue
                                                       Alpha, New Jersey 08865

Ron Knigge                                             c/o Platronics, Inc.
                                                       301 Commerce Road
                                                       Linden, NJ  07036

John Rose                                              121 Bathurst Avenue
                                                       No. Arlington, NJ  07031

Rose Investments Corp.                                 121 Bathurst Avenue
                                                       No. Arlington, NJ  07031

West Worldwide Industries                              1000 W. McNab Road
                                                       Suite 104
                                                       Pompano Beach, FL  33069

Platronics, Inc.                                       301 Commerce Road
                                                       Linden, NJ  07036

West Worldwide Venture                                 98 South Powder Mill Road
Capital, Inc.                                          Morris Plains, NJ  07950

                               Page 11 of 18 Pages

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39.  MERGER AND ACQUISITIONS PROGRAM.  The  parties  recognize  that a  material portion of the success of Platronics will be based upon the success of its mergers and acquisitions program. To that extent, Platronics hereby agrees to issue, subject to unanimous approval of the Board of Directors, a maximum of 10,000 shares of the common stock of Platronics to such investment bankers and advisers who may assist in presenting potential sellers to Platronics, and to register such shares pursuant to the Registration Statement which is described above, provided that other than the above shares such advisers and investment bankers receive their compensation from Sellers.

40. COMPENSATION TO WEST FOR ADVISING PURSUANT TO THIS AGREEMENT. West shall receive 5 percent of the sale price of the shares of Sheridan to Investments (which shall be payable by Sheridan), and 2.5 percent of the sale price of the shares of Sheridan to Investments (which shall be payable by Investments) and 2.5 percent of the sale price of the shares of Sheridan to Ventures (which shall be payable by Venture). Such payment to be made at closing by both parties in good federal funds. In addition, West shall receive 10,000 shares of the common stock of Platronics as additional compensation herein. Such shares to be registered shares in accordance with the Registration Statement to be filed as described above. Any additional shares held by West shall also be registered pursuant to the Registration Statement as described above.

41. INDEMNITY. Platronics hereby agree to indemnify and hold harmless Venture, West and their respective officers and directors (collectively, the "West Parties") from any and all loss and liability suffered or incurred by any West Party on account of any breach of any representation or warranty made by Platronics in connection with the transactions contemplated hereby, except to the extent caused by the gross negligence or wilful misconduct of and West Party. Platronics, Sheridan, James and Knigge (the "Indemnifying Parties") hereby agree to indemnify and hold harmless Investments and its officers and directors and Rose (collectively, the "Rose Parties") from any and all loss and liability suffered or incurred by any Rose Party on account of any breach of any representation or warranty made by any Indemnifying Party in connection with the transactions contemplated hereby, except to the extent caused by the gross negligence or wilful misconduct of any Rose Party. For purposes of clarification and notwithstanding anything contained herein to the contrary, all "knowledge" qualifies contained in any representations and warranties apply only to Sheridan, James and Knigge and not the Platronics.

                               Page 12 of 18 Pages
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42.  THE NEED FOR FINANCIAL PUBLIC RELATIONS.   The  parties  hereto acknowledge
     and agree that a material portion of the success of Platronics will be determined by receiving favorable stock market support and accordingly an appropriate price for the common stock of Platronics. The parties therefore agree that as soon as practicable they will retain a financial public relations agency who shall be charged with the responsibility of contacting brokers, analysts, investment bankers and the financial media with a view towards acquainting these individuals and entities with Platronics, its plans, goals and objectives.

43. CHOICE OF ACCOUNTANTS. The Board of Directors shall be responsible for the choice of an accounting firm, subject to the recommendation of West, which recommendation shall not be unreasonably rejected.

44.  DISPUTES.   Any disputes pursuant to this agreement shall be resolved under the rules of the American Arbitration Association. Such arbitration shall be conducted in the Newark, New Jersey area.

45. SUBHEADLINES ARE FOR INFORMATIONAL PURPOSES ONLY. Bold or Italicized sentences at the beginning of each of the paragraphs herein are for informational purposes and ease of reading only and shall be deemed to have no legal interpretive value whatsoever.

46.  AGREEMENT CONTAINS ALL.   This Agreement contains all of the understandings
     between the parties and any other oral representations are hereby waived.

                               Page 13 of 18 Pages

47. NO MATERIAL ADVERSE CHANGE. Knigge, Sheridan, James and Platronics represent that since the filing of its latest 10Q and the preparation of its latest financial statement, there have been no material adverse changes that if known to Rose, Investments or West would cause them not to enter into this agreement.

48. NO NON-DISCLOSED DIFFICULTIES OR MATERIAL OMISSIONS. Knigge, Sheridan, James and Platronics represent that there are no material omissions, adverse circumstances or situations as it relates to Platronics, its customer base, operations, facilities, filings, or any other aspect of its business that if known to Rose, Investments or West that such information might cause West, Rose or Investments not to enter into this agreement.

49. TITLES. Rose shall have the title of Chairman of the Board, James shall have the title of Vice Chairman and Knigge shall have the title of President.

50. RIGHT OF OFFSET OF WEST WORLDWIDE VENTURE CAPITAL (VENTURE CAPITAL) IF FEES ARE NOT PAID TO WEST. If fees due to West pursuant hereto by Sheridan are not paid to West in a timely manner, then Venture shall have the right to offset any payments to Sheridan pursuant to this Agreement against such delinquent payments.

51. INVENTORY AND ACCOUNTS RECEIVABLE AUDIT. The Parties acknowledge that in order to close this transaction promptly on Friday, June 18, 1999, there will be no time for an official audit of the inventory and accounts receivable of Platronics. Therefore, the parties agree that post-closing there will be an audit of the receivables and inventory. To the extent that such receivables and inventory do not conform with the company's financial statements, the Parties agree to make equitable adjustments in the purchase price of Sheridan's shares.

                               Page 14 of 18 Pages

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52.  SHAREHOLDERS  AGREEMENT  AND  RELATED  PROVISIONS INCORPORATED HEREIN.  The
     following  represents   agreements  between  the  shareholders  herein  and
     incorporates both the purchase of shares, redistribution of warrants and shareholders agreement as described below:

     (1) Except as provided below, no party may sell shares of common stock of Platronics without the express approval of Venture, Investments, Sheridan and Knigge.

     (2) If a party desires to sell shares, he or it must first offer those shares at a fair price to each of the other shareholders as described herein on a pro rata basis (with a pro rata right of over oversubscription). If such shareholders, as described herein, at the end of seven (7) days do not wish to purchase such shares, then the selling shareholder is free to sell all such shares on terms no more favorable than those offered to the other shareholders.

     (3) In case of death or disability of either James, Rose or Knigge, the remaining parties shall agree on appointing a third party to act as a director of Platronics. If the remaining individuals cannot agree on such a party, it shall be submitted to arbitration under the Rules of the American Arbitration Association.


     WITH INTENT to be legally bound, the parties do herefore affix their hands and seals this 18th day of June, 1999.







                               Page 15 of 18 Pages

------------------------------
James Sheridan, Individually


Sheridan Printing


By:___________________________
    James Sheridan, President


   ___________________________
    Ron Knigge, Individually


   ___________________________
    John Rose, Individually


Rose Investments Corp.


By: ________________________
     John Rose, President


West Worldwide Industries, Inc.


By:__________________________
     Steven West, President


                               Page 16 of 18 Pages

Platronics, Inc.


By:__________________________
    Ron Knigge, President




                               Page 17 of 18 Pages

West Worldwide Venture Capital, Inc.


By:__________________________
    Steven West, President


                               Page 18 of 18 Pages

                                                                     EXHIBIT A


                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made this 23 day of March,1999 by and between PLATRONICS, INC., a New Jersey corporation ("Platronics") , having its principal address at 301 Commerce Blvd. , Linden, New Jersey 07036 and WEST WORLDWIDE INDUSTRIES, INC., a NEW YORK corporation ("West") , having its principal place of business at The Empire State Building, Suite 3304, New York, New York 10113.

                              W I T N E S S E T H:

     WHEREAS West has expertise in the area of financial consulting with companies in the areas of developing and implementing business plans, including marketing and acquisition strategies, arranging for equity and debt financing, and identifying acquisition and merger candidates and assisting in any such transactions; and

     WHEREAS Platronics desire to engage West on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1. RETENTION OF WEST. Platronics hereby retains West as a financial consultant to assist Platronics in the areas of developing and implementing business plans, including marketing and acquisition strategies, arranging for equity financing, and identifying acquisition and merger candidates and assisting in any such transactions and West hereby accepts such retention and agrees to perform such services.

     2. TERM OF THIS AGREEMENT. Unless extended by Platronics as hereinafter provided, the term of this Agreement shall expire on July 31, 1999.

     3. DUTIES OF WEST. West agrees to assist Platronics in its contemplated private placement of stock and warrants (the "Offering") by reviewing and advising Platronics on the Offering materials and assisting in the development of a market strategy for the Offering. West further agrees to assist Platronics in developing its strategic marketing strategy for the sale of its products and in the identification of, and negotiation with, potential acquisition and merger candidates. West agrees to devote the time, attention and manpower necessary to perform its duties hereunder.

     4. COMPENSATION TO WEST. In consideration of the services to be rendered hereunder, West shall receive the following compensation:

          4.1 Ten Thousand ($10,000) Dollars prior to the execution hereof, receipt whereof is hereby acknowledged by West.

          4.2 Five Thousand (5000) unregistered shares of the Common Stock of Platronics, which shares shall also bear an appropriate restrictive legend. Platronics undertakes to arrange for the transfer of such Common Stock to West as soon as practicable after the execution of this Agreement.

     5. EXTENSION OF AGREEMENT. At the expiration of the initial term of this Agreement, Platronics shall have the option to extend the term of this Agreement on a month to month basis for a period not to exceed an additional ten (10) months. During any extension period of this Agreement, West shall be paid a consulting fee of Five Thousand ($5,000) Dollars per month in arrears on the last business day of the each month during which this Agreement is in effect.

     6.   REPRESENTATIONS AND WARRANTIES OF WEST.

     West represents and warrants to Platronics, knowing and intending that it shall rely thereon, and which representations and warranties shall survive the termination of this Agreement, as follows:

          6.1 West is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York.

          6.2 This Agreement and the performance by West of its obligations hereunder has been duly authorized by all requisite corporate action and constitutes a valid and legal obligation of West, enforceable against West in accordance with its terms.

          6.3 The execution, delivery and performance by West of this Agreement does not and will not constitute a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or by-laws of West, any provision of any agreement or contract to which West is a party or by which it may be bound, any order, writ, injunction or other judgment of any nature or any law, rule or regulation.

          6.4 West is not engaged in the business of selling securities nor does it or shall it undertake any activities, including but not limited to its activities in connection with its performance under this Agreement, which would require it or any of its principals to be registered as a broker-dealer or investment advisor in the State of New Jersey or with the Securities and Exchange Commission.

     7.   REPRESENTATIONS AND WARRANTIES OF PLATRONICS.

     Platronics represents and warrants to West, knowing and intending that it shall rely thereon, and which representations and warranties shall survive the termination of this Agreement, as follows:

          7.1 Platronics is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey.

          7.2 This Agreement and the performance by Platronics of its obligations hereunder has been duly authorized by all requisite corporate action and constitutes a valid and legal obligation of Platronics, enforceable against Platronics in accordance with its terms.

          7.3 The execution, delivery and performance by West of this Agreement does not and will not constitute a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or by-laws of Platronics, any provision of any agreement or contract to which Platronics is a party or by which it may be bound, or any order, writ, injunction or other judgment of any nature.

          7.4 The 10-KSB for the year ending September 30, 1998, the 10-QSB for the quarter ending December 31, 1998 filed by Platronics with the Securities and Exchange Commission are accurate in all material respects and there has been no material adverse change in Platronics since the December 31, 1998 10-QSB. The offering memorandum issued by Platronics in connection with the offering is accurate in all material respects, and does not contain any omissions of any material facts regarding Platronics.

     8. INDEMNIFICATION. West hereby agrees to indemnify and hold harmless Platronics, its officers, directors, employees, agents and representatives, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) arising out of, resulting from or incurred in connection with the breach by West of an any representation or warranty made by it hereunder or any covenant or agreement to be performed by it hereunder. The provisions of this paragraph 8 shall survive any termination of this Agreement.

     9. GOVERNING LAW. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

     10. ENTIRE AGREEMENT; MODIFICATION. This Agreement contains the entire understanding between the parties hereto and supersedes all prior oral and written communications and agreements regarding any fees or other compensation of any nature whatsoever to be paid to West, which communications and agreements are intended to be integrated herein. This Agreement shall not be modified or amended except by an instrument in writing, signed by or on behalf of the parties hereto.

                  [WEST WORLDWIDE INDUSTRIES, INC. LETTERHEAD]








June 18, 1999



Ron Knigge
Platronics, Inc.
301 Commerce Road
Linden, NJ 07036

Dear Ron:

This will confirm that we will spend not less than twenty-five hours, per month, on the exclusive business of Platronics. Our consulting contract shall run from June 18th 1999 through June 17th, 2001.

Our services shall include, but not necessarily limited to:

                  1. Mergers and acquisition consulting
                  2. Finance consulting
                  3. Management consulting
                  4. Marketing consulting
                  5. Executive search consulting

We look forward to a long and mutual advantageous relationship.

Very truly yours,



Steven West
Chairman of the Board
West Worldwide Industries, Inc.

     11. HEADINGS. The headings in this Agreement are for the convenience of reference only and shall not be deemed to define, limit, or describe the scope and intent of this Agreement, or any article or section thereof, or to alter or affect the interpretation of any provision thereof.

     12. NOTICES. Whenever under the provisions of this Agreement, notice is to be given, it shall be in writing and shall be deemed given when served personally or when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses set forth herein, or to such other address as any party shall hereafter designate by notice to the others.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     14. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably consents to the jurisdiction of the state and federal courts located in the State of New Jersey in any and all actions, suits or proceedings between or among any of the parties hereto, whether arising hereunder or otherwise.

     15. SERVICE OF PROCESS. If any party shall not be physically present and residing in the State of New Jersey to accept service of process through normal means, such party irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Article 12 hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above mentioned.

                                        PLATRONICS, INC.


                                        By:________________________________
                                           Ronald Knigge
                                           President and Chief Executive Officer



                                        WEST WORLDWIDE INDUSTRIES, INC.


                                        By:________________________________
                                           Steven West
                                           President and Chief Executive Officer